                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  February 10, 1994
                                                 ------------------
                                                 (January 13, 1994)

                         WESTERN GAS RESOURCES, INC.
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           (Exact name of registrant as specified in its charter)




           Colorado                     1-10389                84-1127613
- -------------------------------      --------------      -----------------------
(State or other jurisdiction of       (Commission            (I.R.S Employer
 incorporation)                       File Number)         Identification No.)



12200 N. Pecos Street             Denver, Colorado                  80234-3439
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(Address of principal executive offices)                           (Zip Code)




                               (303) 452-5603
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              (Registrant's telephone number, including area code)




                                 No Changes
- --------------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report).

ITEM 5.  OTHER EVENTS
         ------------

For the year ended December 31, 1993, Western Gas Resources, Inc.'s (the "Company") revenues increased 55% over 1992 to $932.3 million, cash flow from operations increased 18% over 1992 to $89.6 million and net income for 1993 decreased 4% from 1992 to $38.1 million. Exclusive of an $.11 per common share gain from the sale of a 20% interest in the Company's Midkiff/Benedum facility in 1992, an $.08 per common share charge in 1993 resulting from the recent increase in corporate income tax rates and a $.07 per common share charge in 1993 related to litigation, net income for 1993 increased 14% over 1992 to $42.0 million, or $1.40 per common share compared to $1.32 per common share in 1992.

Revenues for fourth quarter 1993 increased 46% over fourth quarter 1992 to $291.7 million, cash flow from operations increased 8% over the same period in 1992 to $25.9 million and net income decreased 26% over fourth quarter 1992 to $9.8 million. Exclusive of the $.11 per common share gain during the fourth quarter 1992 noted above and the $.07 per common share charge in 1993 related to the litigation, net income for fourth quarter 1993 increased 12% over fourth quarter 1992 to $11.5 million and earnings per common share for fourth quarter 1993 increased $.03 over the same period in 1992 to $.39 per common share.

The acquisitions during 1993 of Mountain Gas Resources, Inc. and the Black Lake properties as well as significant well connect activity in certain operating areas, particularly Midkiff/ Benedum, Giddings and Lincoln Road helped achieve record sales volumes of natural gas and natural gas liquids
(NGLs) for the fourth quarter and for the year. Average gas sales for 1993 increased 71% over 1992 to 755 MMcf/D and, for fourth quarter 1993, increased 90% over fourth quarter 1992 to 1,041 MMcf/D. Average gas sales volumes also increased as a result of the 1993 acquisition of Citizens National Gas
Company ("Citizens"), an East Coast marketing company. Citizens provides the Company with access to East Coast markets which expands the Company's opportunities to increase gas margins from the Black Lake and Katy Storage facilities. Average NGL sales volumes for 1993 also increased 23% over 1992 to 2,941 MGal/D and, for fourth quarter 1993, increased 26% over fourth quarter 1992 to 3,377 MGal/D.

Average gas prices were higher in 1993, increasing 17% over 1992 to $2.02/Mcf, although they decreased 4% to an average of $2.06/Mcf during fourth quarter 1993 compared to fourth quarter 1992. Average NGL prices for 1993 decreased 3% from 1992 to $.31/Gal, and, for fourth quarter 1993, decreased 16% from fourth quarter 1992 to an average of $.27/Gal. The lower prices for natural gas and NGLs during fourth quarter 1993 were largely offset by the positive impact of sales volume gains for natural gas and NGLs.

The following table sets forth certain financial and operating statistics for the three months and years ended December 31, 1993 and 1992.


                                                        Three Months Ended December 31,          Year Ended December 31,
                                                    ---------------------------------------  --------------------------------
                                                        1993          1992       % Change       1993       1992     % Change
                                                    ------------  ------------  -----------  ----------  ---------  ---------
                                                               ($000's except per share amounts and operating data)
Financial Statistics:
- --------------------
  Revenues........................................   $   291,655   $   200,170        46    $   932,338    $600,116     55
  Net Income......................................         9,788        13,182       (26)        38,102      39,688     (4)
  Earnings per Common Share.......................           .32           .47       (32)          1.25        1.43    (13)
  Cash Flow from Operations.......................        25,915        23,894         8         89,598      75,976     18
  Weighted Average Common
      Shares Outstanding..........................    25,640,574    25,502,310               25,608,503  25,453,029

Operating Statistics:
- --------------------
  Average Gas Sales (MMcf/D)......................         1,041           549        90            755         442     71
  Average NGL Sales (MGal/D)......................         3,377         2,689        26          2,941       2,400     23
  Average Gas Prices ($/Mcf)......................         $2.06         $2.14        (4)         $2.02       $1.72     17
  Average NGL Prices ($/Gal)......................          $.27          $.32       (16)          $.31        $.32     (3)

On February 4, 1994, in Western Gas Processors, Ltd. v. Woods Petroleum
                        -----------------------------------------------
Corporation, et al., the United States Court of Appeals for the Tenth Circuit
- -------------------
affirmed a decision of the United States District Court for the District of Colorado in which Western Gas Resources, Inc. (the "Company"), as successor to Western Gas Processors, Ltd., was found to have underpaid for natural gas purchased from certain producers and working interest owners in an aggregate amount of approximately $2,940,000, including pre- and post-judgment interest and certain other matters that were not at issue in the appeal. The Company had previously accrued $500,000 against the possibility of such a loss and has accrued the remaining $2,440,000 as of December 31, 1993.

On January 16, 1991, problems at the Company's Edgewood Plant relating to both equipment that removes hydrogen sulfide from unprocessed natural gas and the monitoring equipment owned by the purchaser of the gas, Enserch Corporation, doing business as Lone Star Gas Company ("Lone Star"), allowed gas containing hydrogen sulfide to enter Lone Star's transmission line supplying gas to Emory, Texas.

As described more fully below, the Company has been named as a co-defendant, along with Lone Star, in the following recently filed complaints relating to the incident: Carma Brumit v. Enserch Corporation, et al., filed on January 18,
          -------------------------------------------
1994, Sandra Parker, et al. v. Enserch Corporation, et al., filed on January 13,
      ----------------------------------------------------
1994, Allie Ruth Harris v. Enserch Corporation, et al., filed on December 17,
      ------------------------------------------------
1993 and Doris Hass v. Enserch Corporation, et al., filed on December 17, 1993.
         -----------------------------------------
These are in addition to the following previously received complaints relating to the incident: Betty Adair v. Enserch Corporation,
                 -----------------------------------
et al., filed on July 14, 1993, Blair Schamlain, et al. v. Enserch Corporation,
- ------                          -----------------------------------------------
et al., filed May 25, 1993, Floyd Rogers, et al. v. Enserch Corporation, et al.,
- ------                      ---------------------------------------------------
filed May 14, 1993, Judy Silvey, et al. v. Enserch Corporation, et al., filed
                    --------------------------------------------------
May 13, 1993, Barbara Rogers, et al. v. Enserch Corporation, et al., filed March
              -----------------------------------------------------
16, 1993 and Gary Prather, et al. v. Enserch Corporation, et al., filed March
             ---------------------------------------------------
15, 1993.

All the cases have been filed in the District Court, Rains County, Texas, 354th Judicial District, and make similar claims, asserting, among other things, that the defendants breached an implied warranty of merchantability, falsely represented that the gas was safe, were negligent and are liable under a strict liability theory. The plaintiffs have alleged a variety of respiratory and neurological illnesses and are seeking treble damages, exemplary damages and attorneys' fees. Prior to the filing of the complaints, the Company received demand letters from the plaintiffs that sought, in the aggregate, approximately $36,000,000. The parties are presently engaged in discovery.

The Company believes that it is has meritorious defenses to the claims and intends to defend vigorously against any such claims. Even if the Company were found to be liable for all or a portion of the claims, the Company believes that insurance will cover, subject to certain deductibles, substantially all of such claims and does not expect that uninsured losses, if any, will be material.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       WESTERN GAS RESOURCES, INC.
                                       ----------------------------
                                               Registrant


Date: February 10, 1994             By: /s/ (signature)
                                        ----------------------------
                                        William J. Krysiak
                                        Vice President - Controller
                                        (Principal Financial and
                                        Accounting Officer)